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                                                                     Exhibit 8.1

                              September 8, 1999





Chock Full O'Nuts Corporation
370 Lexington Avenue
New York, New York 10017

Ladies and Gentlemen:

     You have requested our opinion as to whether, for federal income tax purposes, the proposed merger (the "Merger") of CFN Acquisition Corporation ("Subco"), a New York corporation that is a direct, wholly-owned subsidiary of Sara Lee Corporation, a Maryland corporation ("Parent"), with and into Chock Full O'Nuts Corporation, a New York corporation (the "Company"), will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Any capitalized terms not defined herein will have the meaning ascribed to them in the Agreement and Plan of Merger among Parent, Subco and the Company dated as of June 8, 1999 (such agreement, including all schedules and exhibits thereto, hereinafter referred to as the "Merger Agreement").

     In rendering this opinion, we have relied, with your consent, upon the following assumptions:

     1. The representations of Parent set forth in the certificate attached hereto as Exhibit A, and the representations of the Company set forth in the certificate attached hereto as Exhibit B, are true and complete, in each case without regard to any qualification as to knowledge and belief;

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     2.  Parent will comply in all respects with the undertakings set forth in the certificate attached hereto as Exhibit A, and Company will comply in all respect with the undertakings set forth in the certificate attached hereto as Exhibit B;

     3. The Merger will be consummated in accordance with the Merger Agreement; and

     4. The factual information contained in the Registration Statement, Registration No. 333-86707, covering the registration of Parent Common Stock under the Securities Act of 1933, as amended, as filed by Parent with the Securities and Exchange Commission on September 8, 1999, is true and complete.

     This opinion is based upon existing laws, regulations, Internal Revenue Service positions, and judicial decisions, any of which may be changed at any time with retroactive effect. We assume no obligation to modify or supplement our opinion if, after the date hereof, any such laws, regulations, positions, or decisions change or we become aware of any facts that might change our opinion.

     Based on and subject to the foregoing assumptions, we are of the opinion that, for federal income tax purposes:

          (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

          (ii) with respect to a shareholder of Company Common Stock that, pursuant to the Merger, exchanges Company Common Stock solely for Parent Common
Stock: (A) no gain or loss will be recognized on the exchange except with respect to gain, if any, realized with respect to a fractional share of Parent Common Stock, (B) the aggregate tax basis in the Parent Common Stock received in the exchange (including any fractional share of Parent Common Stock) will be the same as the aggregate tax basis in the Company Common Stock surrendered, and (C) the holding period of the Parent Common Stock received in the exchange will include the holding period of the Company Common Stock surrendered;

          (iii) with respect to a shareholder of Company Common Stock that, pursuant to the Merger, exchanges a block of Company Common Stock for Parent Common Stock and cash under the Parent Election: (A) gain, but not loss, will be recognized on the exchange in an amount equal to (1) the lesser of (a) the amount of gain, if any, realized by the Company shareholder on the exchange and
(b) the amount of cash received (excluding any cash received with respect to a fractional share of Parent Common Stock), which recognized gain will be treated as capital gain unless the cash received has the effect of the distribution of a dividend, in
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which case the gain should be treated as a dividend to the extent of the shareholder's retable share of Company's undistributed earnings and profits, plus (2) any gain recognized with respect to a fractional share of Parent Common Stock, (B) the aggregate tax basis in the Parent Common Stock received in the exchange (including any fractional share of Parent Common Stock) will be the same as the aggregate tax basis in the Company Common Stock surrendered, decreased by the cash received (other than cash received with respect to a fractional share of Parent Common Stock) and increased by any recognized gain taxed as capital gain or dividend income (other than gain recognized with respect to a fractional share of Parent Common Stock), and (C) the holding period of the Parent Common Stock received in the exchange will include the holding period of the Company Common Stock surrendered; and

          (iv) the gain recognized with respect to a fractional share of Parent Common Stock will equal the excess of the cash received for the fractional share over the portion of the aggregate tax basis of the shareholder's Parent Common Stock that is allocable to the fractional share.

     This opinion is intended only for the use of the Company and its shareholders in connection with the Merger. This opinion may not be relied upon, or quoted in whole or in part, by any other person or for any other purpose.

     We hereby consent to the filing of this opinion as an exhibit to the Parent's Registration Statement relating to the Merger.



                                        Very truly yours,

                                        /s/ Cahill Gordon & Reindel